Exhibit 99.1
PRESS RELEASE
Harris Corporation Fourth Quarter Revenue Grows 19%;
Net Income Increases 39%; Non-GAAP Net Income Increases 30%
Strong New Orders Momentum Entering Fiscal Year 2009
MELBOURNE, Florida, August 5, 2008 — Harris Corporation (NYSE:HRS) reported that revenue in its fiscal fourth quarter ended June 27, 2008, increased 19 percent to $1.4 billion, compared to $1.2 billion in the prior-year quarter. Organic revenue increased 12 percent. Orders in the fourth quarter were significantly higher than revenue.
GAAP net income in the fourth quarter of fiscal 2008 was $122 million, or $.90 per diluted share, compared to $88 million, or $.63 per diluted share, in the prior-year quarter. Non-GAAP net income in the fourth quarter of fiscal 2008 was $128 million, or $.95 per diluted share, compared to $99 million, or $.71 per diluted share, in the prior-year quarter, an increase of 34 percent. Non-GAAP net income in fiscal 2008 excludes acquisition-related costs. A reconciliation of GAAP to non-GAAP financial measures is provided in Tables 5 through 8 along with the accompanying notes.
Full-year revenue in fiscal 2008 was $5.3 billion, a 25 percent increase compared to $4.2 billion in the prior year. Organic revenue increased 13 percent, and new orders were significantly higher than revenue. GAAP net income in fiscal 2008 was $444 million, or $3.26 per diluted share, compared to $480 million, or $3.43 per diluted share, in the prior year. Non-GAAP net income in fiscal 2008, which excludes acquisition-related costs, was $462 million, or $3.39 per diluted share, an 18 percent increase compared to non-GAAP net income in fiscal 2007 of $391 million, or $2.80 per diluted share. Non-GAAP net income in fiscal 2007 excludes charges associated with cost-reduction actions, asset impairments, acquisition costs and the significant gain associated with the Harris Stratex Networks combination.
“Harris achieved excellent financial results, notwithstanding the unexpected higher costs and accounting errors in the fourth quarter at Harris Stratex Networks. We continued to deliver double-digit organic revenue growth, and orders were significantly higher than revenue,” said Howard L. Lance, chairman, president and chief executive officer. “Revenue increased in all four operating segments during the fourth quarter, on both a year-over-year and sequential basis. New orders combined with a robust pipeline of opportunities in the markets we serve are giving us confidence that fiscal 2009 will be another year of strong financial performance. To ensure margin expansion, cost-reduction actions have been initiated to better align resources to support faster-growing, higher-margin market opportunities.”
Defense Communications and Electronics
The Defense Communications and Electronics segment — comprised of the RF Communications Division and Defense Programs — continued its strong momentum of revenue and earnings growth. Fourth quarter revenue of $567 million was 22 percent higher than the prior-year quarter and sequentially was 12 percent higher than the third quarter. Operating income for the quarter increased 29 percent to $170 million, compared to the prior-year quarter, and operating margin was 30 percent.
RF Communications. Fourth quarter revenue in the RF Communications Division was $441 million, increasing 36 percent compared to $326 million in the prior-year quarter. RF Communications also posted another strong quarter of sequential revenue growth with revenue increasing 13 percent compared to the third quarter. Strong market demand and customer preference in both U.S. and international markets is continuing for Harris Falcon® tactical radios. This continuing success was highlighted by the diverse group of international customer shipments in the quarter, including Pakistan, Algeria, Georgia, the Philippines, Saudi Arabia, the Bahamas, Estonia, Ethiopia, Honduras, Macedonia, Nicaragua, Romania and the United Kingdom.

Worldwide demand for Harris software-defined tactical radios continues to be driven by multiple factors, including modernization programs, force expansion, force restructuring, interoperability requirements, and requirements for network-centric communications. Customer priorities continue to evolve across the defense, homeland security, public safety and peacekeeping landscape. Their communications systems need to be versatile and adaptable in order to be effective in multiple operating environments and missions. Demand will continue to increase for network-centric communications systems that can significantly improve situational awareness and force effectiveness through communications superiority. Harris Falcon radios embrace these changing mission priorities and offer superior multimission performance.
RF Communications orders in the fourth quarter included:
•	$118 million contract from the U.S. Marine Corps for Falcon II® multiband manpack radios as part of a $350 million Indefinite Delivery, Indefinite Quantity (IDIQ) contract to transition from legacy single-band radios to multiband, multimission software-defined radios;

•	$43 million order from a Latin American country for Falcon II HF radios;

•	$42 million order from the U.S. Army for 1,400 Falcon II vehicular adapter systems — including power amplifiers, filters, antenna systems, and other installation components — for installation of Falcon II manpack radios in MRAP (Mine Resistant Ambush Protected) vehicles;

•	$18 million order for Falcon II HF radios to modernize and support communications networks for the Iraq Ministry of Defense;

•	$16 million order for Bowman HF tactical radios from the United Kingdom; and

•	$15 million contract from the Polish Ministry of National Defense for Falcon II manpack radios and vehicular installations for the Combat Net Radio program of the Polish Armed Forces.
Total orders in the RF Communications Division for fiscal 2008 were approximately $1.7 billion and were significantly higher than full-year revenue. Backlog in the business at year-end was about $1 billion, 23 percent higher than at the end of fiscal 2007.
In July, the new Falcon III® AN/PRC-117G multiband, multimission manpack radio became the first manpack radio with wideband networking capability to be certified by the Joint Tactical Radio System (JTRS) Joint Program Executive Office (JPEO). The radio had previously received Type-1 security certification from the National Security Agency (NSA). The radio provides secure IP data transmission at on-air rates up to 5 megabits per second, mobile ad-hoc networking, and automated network establishment and maintenance. The radio also provides networked voice, data and video communications and true battlefield situational awareness to military and peace-keeping forces on the move. The radio has full interoperability with currently fielded legacy radios such as SINCGARS. Harris already has received initial orders for the new Falcon III manpack from a number of Department of Defense (DoD) and other U.S. Government customers.
Following the close of the quarter, RF Communications introduced the Unity™ XG-100 land mobile radio, the newest product in a family of multiband, software-defined radios that will give federal, state and local public safety responders the ability to communicate using a single radio across multiple frequencies with virtually any agency responding to an emergency. The Unity™ XG-100 expands on the capabilities of the RF-1033M, the first Harris land mobile radio introduced earlier this year, and extends the covered frequency range to include the 700/800 MHz bands.

Defense Programs. Defense Programs revenue declined 7 percent compared to the prior-year quarter. The prior-year quarter benefited from higher levels of production on the F/A-18 and F-22A aircraft programs. In the fourth quarter, DoD programs with higher revenue included the LMST (Lightweight Multiband Satellite Terminal) program for the U.S. Marine Corps, the F-35 Joint Strike Fighter program, and the next-generation U.S. Air Force Global Positioning System (GPS) control segment. Revenue declined in the fourth quarter from the JDAM (Joint Direct Attack Munitions) program as it neared completion.
Significant Defense Programs awards in the fourth quarter included two separate contracts totaling $162 million to provide multiband SATCOM terminals for various U.S. Navy ships. Harris also secured several follow-on contracts for avionics systems for the F-35 Lightning II Joint Strike Fighter aircraft, as well as anti-scintillation modems and the In-Flight Interceptor Communications System (IFICS) for the U.S. Missile Defense Agency (MDA).
Government Communications Systems
The Government Communications Systems segment — comprised of Civil Programs, National Intelligence Programs, and IT Services — reported fourth quarter revenue of $512 million, an increase of 24 percent compared to the prior-year quarter. Operating income in the fourth quarter of fiscal 2008 increased 57 percent to $52 million, compared to $33 million in the prior-year quarter. Operating margin was a strong 10.2 percent.
The strong rebound in operating performance was primarily the result of the company’s progress made over the last several months in implementing new designs in several commercial satellite reflector programs. Of the 10 commercial reflectors that are in various stages of design, assembly, test and delivery, four have now been completed and the first has been successfully deployed in space. A fifth reflector was nearing completion when it sustained accidental damage. As a result of the company’s maintenance of insurance policies covering accidental damage and related costs, any financial impact associated with the accident is not expected to be material.
Organic revenue increased 6 percent in the fourth quarter, compared to the prior-year quarter, driven by the NETCENTS IT integration and services program for the U.S. Air Force, the Navy/ Marine Corps Intranet (NMCI) program, the Field Data Collection Automation (FDCA) program for the U.S. Census Bureau, the Global Geospatial Intelligence (GGI) program for the National Geospatial-Intelligence Agency (NGA), and the Network Space Operations and Maintenance (NSOM) program for the Air Force 50th Space Wing.
Key Government Communications Systems contract awards in the fourth quarter included several new classified programs with a combined value of $113 million, a $58 million contract for a new NASA space suit communications system, and a $20 million IT services contract for a next-generation Tactical Video Capture System (TVCS) that will support training at various U.S. Marine Corps locations across the U.S. and abroad.
Harris also was awarded its second contract in a new market for the company — Healthcare IT. Under a $12 million contract for the U.S. Army Dental Command Information Management & Technology Division, Harris will provide local operations and support to the U.S. Army Dental Command at Ft. Sam Houston, Texas, and other Army dental clinics at locations around the world.
Broadcast Communications
Fourth-quarter revenue in the Broadcast Communications segment was $174 million, a 5 percent increase compared to the prior-year quarter. Orders were higher than revenue. Sales of transmission equipment increased at double-digit rates due to strong shipments in the U.S. market for the over-the-air digital transmission build-out. Video infrastructure equipment sales, including routers, master control, test and measurement, and multiviewers, continued to increase at strong double-digit rates driven by the continuing global conversion by media organizations to digital and HD (high-definition) operations. Sales of server equipment declined compared to an unusually strong prior-year quarter. The continuing product transition to new traffic and billing software platforms in North American and international markets dampened sales of legacy software products.

GAAP and non-GAAP operating income was $8 million, flat with the prior-year quarter GAAP operating income. Non-GAAP operating income in the prior-year quarter was $12 million, excluding expenses related to cost-reduction actions in the transmission and software areas of the business. Operating expenses in the quarter increased for R&D and marketing. Increased investment is being directed at expansion in higher-growth, higher-margin product areas and growing international markets such as the Middle East, Asia Pacific, Europe and Latin America.
Sequentially, operating performance improved, compared to the third quarter of fiscal 2008. Revenue was 10 percent higher, while operating income was 14 percent higher despite increased marketing expenses related to annual fourth quarter trade shows. Following the end of the quarter, cost-reduction actions including additional headcount reductions were initiated to further improve operating performance.
During the fourth quarter, the Harris ONE™ solution, which improves workflow solutions across the entire broadcast delivery value chain, continued to gain traction in both domestic and international markets. Harris received a significant order from Sezmi, a new entertainment services company that is combining traditional TV content, movies and Internet video in a single easy-to-use product. Harris is providing Sezmi with traffic and scheduling systems and a multichannel playout and nationwide distribution system, including video encoding, video servers, multiviewers, routers, test and measurement systems and signal processing equipment. Additionally, Harris will distribute content and provide network and IT managed services utilizing its network operations center (NOC) in Melbourne, Florida.
Harris received a significant order in the quarter from Special Broadcasting Service (SBS), Australia’s multicultural and multilingual public broadcaster, to supply a Harris ONE™ solution for the comprehensive rebuild of SBS’ facility in Sydney to HD operations. Other Harris ONE™ solution orders received during the quarter included Showtime Arabia, a leading Pay TV network in the Middle East, GSEN, the new radio and TV Gaming Sports Entertainment Network in Las Vegas, The Advance Broadcast Corporation, the largest cable TV company in Thailand, and Kalaignar TV India. Other key orders came from CBS Television for HD video servers, CTV, a leading broadcaster in Canada, for multiple HD conversion systems, the National Basketball Association for NetVX encoders to backhaul live HD feeds to 29 arenas, and Cimax International in China and the Botswana Government Department of Information and Broadcasting, both for radio transmitters.
Harris Stratex Networks, Inc.
Harris Stratex Networks revenue for the fourth quarter is expected to be $187 million, a 7 percent increase compared to $174 million in the prior-year quarter. Revenue is expected to increase 5 percent compared to sequential third quarter revenue of $178 million. Harris Stratex Networks (NASDAQ:HSTX) is a 56 percent majority-owned subsidiary of Harris.
Revenue drivers continue to be the transition to IP networks, the evolution to 4G technologies, and wireless network infrastructure expansion in emerging regions. The company achieved record booking levels in the fourth quarter with a 1.6 to 1 book-to-bill ratio, which is expected to contribute to revenue generation in fiscal 2009. Increased orders came from Africa, Europe, the Middle East and Russia as well as North America. Demand for its Eclipse™ product line was particularly strong when compared with prior periods.
Segment GAAP operating loss in the fourth quarter is expected to be $36 million. Non-GAAP operating loss is expected to be $19 million and excludes integration costs of $17 million associated with the Harris Stratex Networks combination. The non-GAAP operating loss resulted from unexpected operating cost increases and accounting errors related to prior periods totaling $32 million.

Outlook
Harris reconfirmed its earnings guidance for fiscal 2009 in a range of $4.05 to $4.15 per diluted share. Fiscal 2009 earnings guidance represents a year-over-year increase of 19 to 22 percent, compared to non-GAAP earnings in fiscal 2008. Revenue in fiscal 2009 is expected to increase by about 8-10 percent compared to fiscal 2008. A reconciliation of GAAP to non-GAAP financial measures is provided in Table 7 along with the accompanying notes.
Harris will host a conference call today at 5:00 p.m. Eastern Time (ET) to discuss its fourth quarter fiscal 2008 financial results. The dial-in number for the teleconference is (719) 325-4756 and the access code is 1862497. Please allow at least 10 minutes prior to the scheduled start time to connect to the teleconference. Harris encourages you to listen via web cast, which will be broadcast live at www.harris.com/conference-call. A replay of the teleconference will be available beginning at 9:00 p.m. ET on August 5 and will run until midnight ET on Tuesday, August 12. To access the replay, please call (719) 457-0820, access code 1862497. A recording of the call will also be available on the Harris website beginning at 7:00 p.m. ET on August 5.
About Harris Corporation
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has annual revenue of more than $5.3 billion and 16,000 employees — including nearly 7,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications ® products, systems, and services. Additional information about Harris Corporation is available at www.harris.com.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including net income and earnings per share for the fourth quarter of fiscal 2008 and for fiscal 2008 excluding the impact of costs associated with our acquisitions and integration costs associated with the Harris Stratex Networks combination; and earnings per share guidance for fiscal 2009. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.
Attachments: Financial Statements (eight tables).
Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings guidance for fiscal 2009; the potential value of contract awards; and statements regarding outlook, including expected revenue growth. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: our participation in markets that are often subject to uncertain economic conditions which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures; our dependence on the U.S. government for a significant portion of our revenue, as the loss of this relationship or a shift in U.S. government funding could have adverse consequences on our future business; potential changes in U.S. government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. government contracts; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer credit risk; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; risks inherent in developing new technologies; changes in our effective tax rate that may have an adverse effect on our results of operations; the impact of the results of Harris Stratex Networks, which may vary significantly and may be difficult to forecast; the potential impact of natural disasters on our significant operations in Florida, California and other locations; general economic conditions in the markets in which we operate; changes in future business conditions that could cause business investments and/or recorded goodwill to become impaired; and our ability to attract and retain key employees. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
# # #
Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1
HARRIS CORPORATION
FY ’08 Fourth Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	June 27,	June 29,	June 27,	June 29,
	2008	2007	2008	2007
	(In millions, except per share amounts)

Revenue from product sales and services	$1,433.2	$1,207.6	$5,311.0	$4,243.0

Cost of product sales and services	(990.0)	(827.4)	(3,681.7)	(2,871.1)
Engineering, selling and administrative expenses	(270.2)	(238.4)	(953.8)	(830.7)
Gain on combination with Stratex Networks, Inc.	—	—	—	163.4
Non-operating income (loss)	2.7	(0.3)	11.4	(16.2)
Interest income	1.8	4.0	7.3	13.5
Interest expense	(12.9)	(11.0)	(55.7)	(41.1)

Income before income taxes and minority interest	164.6	134.5	638.5	660.8
Income taxes	(52.5)	(50.8)	(201.5)	(190.9)
Minority interest in Harris Stratex Networks, Inc., net of tax	9.6	3.9	7.2	10.5

Net income	$121.7	$87.6	$444.2	$480.4

Net income per common share

Basic	$.91	$.67	$3.32	$3.63

Diluted	$.90	$.63	$3.26	$3.43

Cash dividends paid per common share	$.15	$.11	$.60	$.44

Basic weighted average shares outstanding	133.7	131.4	133.9	132.5
Diluted weighted average shares outstanding	135.3	139.9	136.5	141.1
Note: Results for the fiscal year ended June 29, 2007 include a $143.1 million after-tax ($1.01 per diluted share) gain on the combination with Stratex Networks, Inc. offset by $22.9 million after-tax and minority interest ($.16 per diluted share) of transaction and integration costs related to the combination.

Table 2
HARRIS CORPORATION
FY ’08 Fourth Quarter Summary
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	June 27,	June 29,	June 27,	June 29,
	2008	2007	2008	2007
	(In millions)
Revenue
Defense Communications and Electronics	$566.8	$464.5	$1,975.2	$1,660.8
Government Communications Systems	511.9	414.3	1,999.8	1,512.6
Broadcast Communications	174.2	166.1	643.1	599.5
Harris Stratex Networks	186.8	174.1	718.4	508.0
Corporate eliminations	(6.5)	(11.4)	(25.5)	(37.9)

	$1,433.2	$1,207.6	$5,311.0	$4,243.0

Income Before Income Taxes and Minority Interest
Segment Operating Income (Loss):
Defense Communications and Electronics	$169.7	$131.9	$599.8	$487.1
Government Communications Systems	52.0	33.2	149.8	140.0
Broadcast Communications	8.1	8.2	33.8	11.9
Harris Stratex Networks	(35.9)	(10.1)	(28.5)	146.9
Headquarters expense	(18.8)	(19.4)	(74.0)	(69.6)
Corporate eliminations	(2.1)	(2.0)	(5.4)	(11.7)
Non-operating income (loss)	2.7	(0.3)	11.4	(16.2)
Net interest	(11.1)	(7.0)	(48.4)	(27.6)

	$164.6	$134.5	$638.5	$660.8

Table 3
HARRIS CORPORATION
FY ’08 Fourth Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Fiscal Year Ended
	June 27,	June 29,
	2008	2007
	(In millions)
Operating Activities
Net income	$444.2	$480.4
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	172.2	135.2
Purchased in-process research and development write-off	1.4	15.3
Share-based compensation	38.2	28.7
Non-current deferred income tax	(4.7)	(16.3)
Gain on the sale of securities available-for-sale	(9.8)	—
Gain on the combination with Stratex Networks, Inc.	—	(163.4)
Minority interest in Harris Stratex Networks, Inc., net of tax	(7.2)	(10.5)
Increase in:
Accounts and notes receivable	(105.7)	(91.9)
Inventories	(51.3)	(46.0)
Increase (decrease) in:
Accounts payable and accrued expenses	65.3	91.0
Advance payments and unearned income	17.9	(1.2)
Income taxes	(6.6)	12.5
Other	(3.6)	4.8

Net cash provided by operating activities	550.3	438.6

Investing Activities
Cash paid for acquired businesses	(19.4)	(404.6)
Cash received in the combination with Stratex Networks, Inc.	—	33.1
Additions of property, plant and equipment	(112.9)	(88.8)
Additions of capitalized software	(33.3)	(40.3)
Proceeds from the sale of securities available-for-sale	13.7	—
Cash paid for short-term investments available-for-sale	(9.3)	(356.0)
Proceeds from the sale of short-term investments available-for-sale	26.6	473.7

Net cash used in investing activities	(134.6)	(382.9)

Financing Activities
Proceeds from borrowings	460.5	442.0
Repayment of borrowings	(599.4)	(39.3)
Payment of treasury lock	(8.8)	—
Proceeds from exercise of employee stock options	40.8	35.7
Repurchases of common stock	(225.0)	(246.9)
Cash dividends	(81.5)	(58.2)

Net cash provided by (used in) financing activities	(413.4)	133.3

Effect of exchange rate changes on cash and cash equivalents	(0.6)	(2.0)

Net increase in cash and cash equivalents	1.7	187.0
Cash and cash equivalents, beginning of year	368.3	181.3

Cash and cash equivalents, end of year	$370.0	$368.3

Supplemental disclosure of noncash investing and financing activities:
Formation and combination of Harris Stratex Networks, Inc.:
Contribution of Harris Microwave Communications Division assets and liabilities to the former shareholders of Stratex Networks, Inc.	$—	$(117.9)

57% of the fair value of Stratex Networks, Inc. received by Harris Corporation	$—	$281.3

Common stock issued in exchange for 3.5% convertible debentures, due fiscal 2023	$163.5	$—

Table 4
HARRIS CORPORATION
FY ’08 Fourth Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 27,	June 29,
	2008	2007
	(In millions)
Assets

Cash and cash equivalents	$370.0	$368.3
Short-term investments	3.1	20.4
Marketable equity securities	19.3	40.5
Receivables	859.0	748.5
Inventories	610.4	556.8
Current deferred income taxes	117.2	94.3
Other current assets	67.7	67.3
Property, plant and equipment	482.2	459.2
Goodwill	1,547.3	1,525.2
Identifiable intangible assets	367.0	417.9
Other non-current assets	115.4	107.6

	$4,558.6	$4,406.0

Liabilities and Shareholders’ Equity

Short-term debt	$8.5	$410.0
Accounts payable	390.8	350.0
Compensation and benefits	181.6	188.1
Other accrued items	239.1	187.5
Advance payments and unearned income	146.4	128.5
Income taxes payable	22.9	64.2
Current portion of long-term debt	5.7	309.8
Non-current deferred income taxes	29.8	61.8
Long-term debt	831.8	408.9
Other long-term liabilities	97.7	66.5
Minority interest in Harris Stratex Networks, Inc.	330.3	326.9
Shareholders’ equity	2,274.0	1,903.8

	$4,558.6	$4,406.0

HARRIS CORPORATION
FY ’08 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement our condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of segments’ operating income (loss), non-operating income (loss); cost of product sales and services; engineering, selling and administrative expenses; income before income taxes and minority interest; income taxes; minority interest; net income; and net income per diluted share adjusted to exclude certain costs, expenses, gains and losses. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
HARRIS CORPORATION
FY ’08 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Condensed Consolidated Statement of Income
(Unaudited)

	Quarter Ended			Quarter Ended
	June 27, 2008			June 29, 2007
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)

Revenue from product sales and services	$1,433.2	$—	$1,433.2	$1,207.6	$—	$1,207.6

Cost of product sales and services (A)	(990.0)	11.1	(978.9)	(827.4)	2.7	(824.7)
Engineering, selling and administrative expenses (B)	(270.2)	6.2	(264.0)	(238.4)	18.4	(220.0)
Non-operating income (loss)	2.7	—	2.7	(0.3)	—	(0.3)
Interest income	1.8	—	1.8	4.0	—	4.0
Interest expense	(12.9)	—	(12.9)	(11.0)	—	(11.0)

Income before income taxes and minority interest	164.6	17.3	181.9	134.5	21.1	155.6
Income taxes	(52.5)	(7.4)	(59.9)	(50.8)	(3.7)	(54.5)
Minority interest in Harris Stratex Networks, Inc., net of tax	9.6	(3.5)	6.1	3.9	(6.3)	(2.4)

Net income	$121.7	$6.4	$128.1	$87.6	$11.1	$98.7

Net income per diluted common share	$.90	$.05	$.95	$.63	$.08	$.71

	Fiscal Year Ended			Fiscal Year Ended
	June 27, 2008			June 29, 2007
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$5,311.0	$—	$5,311.0	$4,243.0	$—	$4,243.0

Cost of product sales and services (A)	(3,681.7)	17.3	(3,664.4)	(2,871.1)	8.7	(2,862.4)
Engineering, selling and administrative expenses (B)	(953.8)	25.1	(928.7)	(830.7)	63.7	(767.0)
Gain on combination with Stratex Networks, Inc. (C)	—	—	—	163.4	(163.4)	—
Non-operating income (loss) (D)	11.4	—	11.4	(16.2)	19.8	3.6
Interest income	7.3	—	7.3	13.5	—	13.5
Interest expense	(55.7)	—	(55.7)	(41.1)	—	(41.1)

Income before income taxes and minority interest	638.5	42.4	680.9	660.8	(71.2)	589.6
Income taxes	(201.5)	(14.0)	(215.5)	(190.9)	(1.8)	(192.7)
Minority interest in Harris Stratex Networks, Inc., net of tax	7.2	(10.3)	(3.1)	10.5	(16.0)	(5.5)

Net income	$444.2	$18.1	$462.3	$480.4	$(89.0)	$391.4

Net income per diluted common share	$3.26	$.13	$3.39	$3.43	$(.63)	$2.80

Table 6
HARRIS CORPORATION
FY ’08 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Business Segment Information
(Unaudited)

	Quarter Ended			Quarter Ended
	June 27, 2008			June 29, 2007
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
Defense Communications and Electronics	$566.8	$—	$566.8	$464.5	$—	$464.5
Government Communications Systems	511.9	—	511.9	414.3	—	414.3
Broadcast Communications	174.2	—	174.2	166.1	—	166.1
Harris Stratex Networks	186.8	—	186.8	174.1	—	174.1
Corporate eliminations	(6.5)	—	(6.5)	(11.4)	—	(11.4)

	$1,433.2	$—	$1,433.2	$1,207.6	$—	$1,207.6

Income Before Income Taxes and Minority Interest
Segment Operating Income (Loss):
Defense Communications and Electronics	$169.7	$—	$169.7	$131.9	$—	$131.9
Government Communications Systems (E)	52.0	0.4	52.4	33.2	—	33.2
Broadcast Communications (F)	8.1	0.1	8.2	8.2	3.3	11.5
Harris Stratex Networks (G)	(35.9)	16.8	(19.1)	(10.1)	17.8	7.7
Headquarters expense	(18.8)	—	(18.8)	(19.4)	—	(19.4)
Corporate eliminations	(2.1)	—	(2.1)	(2.0)	—	(2.0)
Non-operating income (loss)	2.7	—	2.7	(0.3)	—	(0.3)
Net interest expense	(11.1)	—	(11.1)	(7.0)	—	(7.0)

	$164.6	$17.3	$181.9	$134.5	$21.1	$155.6

	Fiscal Year Ended			Fiscal Year Ended
	June 27, 2008			June 29, 2007
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
Defense Communications and Electronics	$1,975.2	$—	$1,975.2	$1,660.8	$—	$1,660.8
Government Communications Systems	1,999.8	—	1,999.8	1,512.6	—	1,512.6
Broadcast Communications	643.1	—	643.1	599.5	—	599.5
Harris Stratex Networks	718.4	—	718.4	508.0	—	508.0
Corporate eliminations	(25.5)	—	(25.5)	(37.9)	—	(37.9)

	$5,311.0	$—	$5,311.0	$4,243.0	$—	$4,243.0

Income Before Income Taxes and Minority Interest
Segment Operating Income (Loss):
Defense Communications and Electronics	$599.8	$—	$599.8	$487.1	$—	$487.1
Government Communications Systems (E)	149.8	1.7	151.5	140.0	—	140.0
Broadcast Communications (F)	33.8	2.0	35.8	11.9	26.4	38.3
Harris Stratex Networks (G)	(28.5)	38.7	10.2	146.9	(117.4)	29.5
Headquarters expense	(74.0)	—	(74.0)	(69.6)	—	(69.6)
Corporate eliminations	(5.4)	—	(5.4)	(11.7)	—	(11.7)
Non-operating income (loss) (D)	11.4	—	11.4	(16.2)	19.8	3.6
Net interest expense	(48.4)	—	(48.4)	(27.6)	—	(27.6)

	$638.5	$42.4	$680.9	$660.8	$(71.2)	$589.6

Table 7
HARRIS CORPORATION
Reconciliation of FY ’08 GAAP EPS to Non-GAAP EPS
and
Reconciliation of FY ’09 GAAP EPS Guidance to FY ’08 GAAP and Non-GAAP EPS
(Unaudited)

		Guidance for
	Fiscal Year	Fiscal Year	Percent
	2008	2009	Growth
GAAP Earnings Per Diluted Share	$3.26	$4.05 to $4.15	24% to 27%
Charges associated with the combination with Stratex Networks, Inc. (H)	$0.11
Charges associated with the acquisition of Multimax Incorporated (I)	$0.01
Charges associated with the acquisition of Zandar Technologies plc (J)	$0.01

Non-GAAP Earnings Per Diluted Share	$3.39	$4.05 to $4.15	19% to 22%

Table 8
HARRIS CORPORATION
FY ’08 Fourth Quarter and Full Fiscal Year
Year-Over-Year Organic Revenue Growth
(Unaudited)

	Quarter Ended
	June 29,	June 27,	Percent
	2007	2008	Growth
	(In millions)
Harris Corporation
GAAP Revenue	$1,207.6	$1,433.2	19%
Impact of acquisitions (K)	73.7

Organic Revenue	$1,281.3	$1,433.2	12%

Government Communications Systems
GAAP Revenue	$414.3	$511.9	24%
Impact of acquisitions (L)	70.8

Organic Revenue	$485.1	$511.9	6%

	Fiscal Year Ended
	June 29,	June 27,	Percent
	2007	2008	Growth
	(In millions)
Harris Corporation
GAAP Revenue	$4,243.0	$5,311.0	25%
Impact of acquisitions (M)	453.7

Organic Revenue	$4,696.7	$5,311.0	13%

HARRIS CORPORATION
FY ’08 Fourth Quarter Summary
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Notes to tables 5 through 8:
Note A — Adjustments to cost of product sales and services for the quarter ended June 27, 2008 are due to an inventory write-down related to an accelerated technology transition to IP-based products associated with the combination between Stratex Networks, Inc. (“Stratex”) and our former Microwave Communications Division ($11.1 million). Adjustments to cost of product sales and services for the fiscal year ended June 27, 2008 are due to the impact of integration-related activities associated with the Stratex combination including a step up in fixed assets, an inventory write-down related to an accelerated technology transition to IP-based products and other integration-related costs ($16.9 million) and a step up in inventory associated with our acquisition of Zandar Technologies plc (“Zandar”) ($0.4 million). Adjustments to cost of product sales and services for the quarter and the fiscal year ended June 29, 2007 are due to integration-related activities associated with the Stratex combination including the impact of a step up in inventory, step up in fixed assets and write-off of deferred revenue ($2.7 million for the quarter and $8.7 million for the fiscal year ended June 29, 2007).
Note B — Adjustments to engineering, selling and administrative expenses for the quarter ended June 27, 2008 are due to the impact of a step up in fixed assets and integration costs associated with the Stratex combination ($5.7 million), integration costs associated with our acquisition of Multimax Incorporated (“Multimax”) ($0.5 million) and integration costs associated with our acquisition of Zandar ($0.1 million). Adjustments to engineering, selling and administrative expenses for the fiscal year ended June 27, 2008 are due to the impact of a step up in fixed assets and integration costs associated with the Stratex combination ($21.8 million), integration costs associated with our acquisition of Multimax ($1.7 million) and integration costs and a write-off of in-process research and development associated with our acquisition of Zandar ($1.6 million). Adjustments to engineering, selling and administrative expenses for the quarter ended June 29, 2007 are due to the impact of amortization of backlog, a step up in fixed assets and other integration-related costs associated with the Stratex combination ($15.1 million) and severance and other expenses associated with cost-reduction actions in our Broadcast Communications segment ($3.3 million). Adjustments to engineering, selling and administrative expenses for the fiscal year ended June 29, 2007 are due to the impact of a write-off of in-process research and development, amortization of backlog, a step up in fixed assets and integration costs associated with the Stratex combination ($37.3 million); severance and other expenses associated with cost-reduction actions in our Broadcast Communications segment ($7.5 million) and a write-down of capitalized software in our Broadcast Communications segment ($18.9 million).
Note C — Adjustment for the gain on the Stratex combination ($163.4 million).
Note D — The adjustment to non-operating income (loss) for the fiscal year ended June 29, 2007 is due to the impairment to our investment in Terion, Inc. ($19.8 million).
Note E — Adjustments to our Government Communications Systems segment operating income for the quarter and fiscal year ended June 27, 2008 are due to integration costs associated with our acquisition of Multimax ($0.4 million and $1.7 million, respectively).
Note F — Adjustments to our Broadcast Communications segment operating income for the quarter ended June 27, 2008 are due to integration costs associated with our acquisition of Zandar ($0.1 million). Adjustments to our Broadcast Communications segment operating income for the fiscal year ended June 27, 2008 are due to the impact of a step up in inventory, integration costs and a write-off of in-process research and development associated with our acquisition of Zandar ($2.0 million). Adjustments to our Broadcast Communications segment operating income for the quarter ended June 29, 2007 are due to severance and other expenses associated with cost-reduction actions ($3.3 million). Adjustments to our Broadcast Communications segment operating income for the fiscal year ended June 29, 2007 are due to severance and other expenses associated with cost-reduction actions ($7.5 million) and a write-down of capitalized software ($18.9 million).
Note G — Adjustments to our Harris Stratex Networks segment operating income for the quarter and fiscal year ended June 27, 2008 are due to the impact of integration-related activities associated with the Stratex combination including a step up in fixed assets, an inventory write-down related to an accelerated technology transition to IP-based products and other integration-related costs ($16.8 million and $38.7 million, respectively). Adjustments to our Harris Stratex Networks segment operating income for the quarter ended June 29, 2007 are due to the impact of integration-related activities associated with the Stratex combination including amortization of backlog, a step up in fixed assets, a step up in inventory and other integration-related costs ($17.8 million). Adjustments to our Harris Stratex Networks segment operating income for the fiscal year ended June 29, 2007 are due to the impact of the gain on the Stratex combination ($163.4 million) offset by the impact of integration-related activities associated with the Stratex combination including amortization of backlog, a step up in fixed assets, a step up in inventory and other integration-related costs ($46.0 million).
Note H — Adjustment for the $.11 per diluted share impact, after minority interest, of a step up in fixed assets and integration costs associated with the Stratex combination.
Note I — Adjustment for the $.01 per diluted share impact of integration and other charges associated with our acquisition of Multimax.
Note J — Adjustment for the $.01 per diluted share impact of integration and other charges associated with our acquisition of Zandar.
Note K — Adjustments to add revenue of Multimax and Zandar during the fourth quarter of Harris’ fiscal year 2007 and to subtract revenue during the fourth quarter of Harris’ fiscal year 2007 of our radio resale business exited in the fourth quarter of fiscal 2007.
Note L — Adjustments to add revenue of Multimax during the fourth quarter of Harris’ fiscal year 2007.
Note M — Adjustments to add revenue of Stratex during Harris’ fiscal year 2007 prior to the Stratex combination and revenue of Multimax and Zandar during Harris’ fiscal year 2007 and to subtract revenue during Harris’ fiscal year 2007 of our radio resale business exited in the fourth quarter of fiscal 2007.